Exhibit 99.1

INVESTOR RELATIONS: John Merriwether, 866-248-3872 InvestorRelations@amctheatres.com MEDIA CONTACTS: Ryan Noonan, (913) 213-2183 rnoonan@amctheatres.com

FOR IMMEDIATE RELEASE

AMC Entertainment Holdings, Inc. Announces $110 Million Equity Capital Raise, a $100 Million Debt for Equity Exchange, and a Proposed Vote to Convert AMC Preferred Equity (“APE”) Units Into AMC Common Shares and Implement a Reverse Stock Split

•	Raises $110 million of new equity capital through the sale of APE units to Antara Capital, LP (“Antara”) at a weighted average price of $0.660 per share. The APE closing price on the NYSE on December 21, 2022 was $0.685.

•	Reduces debt by $100 million principal amount of 2nd Lien Notes due 2026 currently held by Antara in exchange for approximately 91.0 million APE units. This $100 million principal debt reduction reduces annual interest expense by approximately $10 million.

•	Seeks a special shareholder meeting to vote on the following AMC Board of Directors proposals:

o	To convert APE units into AMC common shares.

o	To reverse-split the number of AMC common shares at a 1:10 ratio

LEAWOOD, KANSAS - (December 22, 2022) -- AMC Entertainment Holdings, Inc. (NYSE: AMC and APE) (“AMC” or “the Company”), today announced it will raise $110 million of new equity capital through the sale of APE units to Antara Capital, LP (“Antara”) in two tranches at a weighted average price of $0.660 per share. The APE unit closing price on the New York Stock Exchange on December 21, 2022 was $0.685.

Under the terms of the agreement, Antara, a current AMC debt holder, will also exchange $100 million principal amount of 2nd Lien Notes due 2026 for approximately 91.0 million APE units thereby reducing AMC’s outstanding debt by $100 million. As a result of the $100 million principal debt reduction, future annual interest expense will be reduced by approximately $10 million.

The sale of APE units to Antara will be split into two tranches. The first tranche involves the immediate purchase by Antara of 60 million APE units under the Company’s at-the-market program (“ATM program”). The second tranche, for the purchase of approximately 106.6 million APE units, as well as the $100 million debt exchange, are subject to the completion of the waiting period under Hart-Scott-Rodino (“HSR”).

In addition, AMC’s Board of Directors is seeking to hold a special meeting for holders of both AMC common shares and APE units (voting together) to vote on the following proposals:

•	To increase the authorized number of AMC common shares to permit the conversion of APE units into AMC common shares.

•	To affect a reverse-split of AMC common shares at a 1:10 ratio.

•	To adjust authorized ordinary share capital such that, after giving effect to the above proposals if adopted, AMC would have the same ability to issue additional common equity as it currently has to issue additional APE units.

As part of the agreement, Antara has agreed to hold their APE units for up to 90 days and vote them at the special meeting in favor of the proposals. In addition, AMC will limit the amount of additional equity capital it can raise prior to the special meeting.

Adam Aron, Chairman and CEO of AMC Entertainment commented, “AMC’s ongoing capital raising efforts and balance sheet strengthening continues in earnest. We have agreed with Antara to raise $110 million dollars of fresh equity capital, taking our total equity capital raised through the sale of APE units to $272 million of additional cash over the last 90 days. In addition, with this Antara transaction, we also are improving our balance sheet by reducing the principal balance of our debt by yet another $100 million through a debt for APE unit exchange. This is in addition to the approximate $180 million of debt reduction already accomplished by AMC in 2022.”

Aron added, “Clearly, the existence of APEs has been achieving exactly their intended purposes. They have let AMC raise much welcomed cash, reduce debt and in so doing deleverage our balance sheet and allow us to explore possible M&A activity. However, given the consistent trading discount that we are routinely seeing in the price of APE units compared to AMC common shares, we believe it is in the best interests of our shareholders for us to simplify our capital structure, thereby eliminating the discount that has been applied to the APE units in the market.”

Aron concluded, “All should know that our liquidity position is now significantly enhanced, and our balance sheet is strengthened. We look forward to a growing industry box office in 2023 and beyond and also look forward to AMC continuing to benefit from our unique leadership position in the movie theatre industry.”

The capital raise and debt exchange are subject to customary closing conditions.

About AMC Entertainment Holdings, Inc.

AMC is the largest movie exhibition company in the United States, the largest in Europe and the largest throughout the world with approximately 940 theatres and 10,500 screens across the globe. AMC has propelled innovation in the exhibition industry by: deploying its Signature power-recliner seats; delivering enhanced food and beverage choices; generating greater guest engagement through its loyalty and subscription programs, web site and mobile apps; offering premium large format experiences and playing a wide variety of content including the latest Hollywood releases and independent programming. For more information, visit www.amctheatres.com.

Website Information

This press release, along with other news about AMC, is available at www.amctheatres.com. We routinely post information that may be important to investors in the Investor Relations section of our website, www.investor.amctheatres.com. We use this website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD, and we encourage investors to consult that section of our website regularly for important information about AMC. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document. Investors interested in automatically receiving news and information when posted to our website can also visit www.investor.amctheatres.com to sign up for email alerts.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the federal securities laws. In many cases, these forward-looking statements may be identified by the use of words such as “will,” “may,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “projects,” “goals,” “objectives,” “targets,” “predicts,” “plans,” “seeks,” and variations of these words and similar expressions. Examples of forward-looking statements include statements we make regarding completion of the waiting period under Hart-Scott-Rodino, the impact of COVID-19, future attendance and box office levels, our liquidity, and the potential conversion of our AMC Preferred Equity Units. Any forward-looking statement speaks only as of the date on which it is made. These forward-looking statements may include, among other things, statements related to AMC’s current expectations regarding the performance of its business, financial results, liquidity and capital resources, and the impact to its business and financial condition of, and measures being taken in response to, the COVID-19 virus, and are based on information available at the time the statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks, trends, uncertainties and other facts that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. These risks, trends, uncertainties and facts include, but are not limited to, risks related to: AMC’s ability to obtain additional liquidity, which if not realized or insufficient to generate the material amounts of additional liquidity that will be required unless it is able to achieve more normalized levels of operating revenues, likely would result with AMC seeking an in-court or out-of-court restructuring of its liabilities; the potential impact of AMC’s existing or potential lease defaults; the impact of the COVID-19 virus on AMC, the motion picture exhibition industry, and the economy in general; the seasonality of AMC’s revenue and working capital; the continued recovery of the North American and international box office; AMC’s significant indebtedness, including its borrowing capacity and its ability to meet its financial maintenance and other covenants; motion picture production and performance; AMC’s lack of control over distributors of films; intense competition in the geographic areas in which AMC operates; increased use of alternative film delivery methods or other forms of entertainment; shrinking exclusive theatrical release window; AMC Stubs A-List not meeting anticipated revenue projections; general and international economic, political, regulatory and other risks; limitations on the availability of capital; AMC’s ability to refinance its indebtedness on favorable terms; availability of financing upon favorable terms or at all; risks relating to impairment losses, including with respect to goodwill and other intangibles, and theatre and other closure charges; supply chain disruptions, labor shortages, increased cost and inflation; and other factors discussed in the reports AMC has filed with the SEC. Should one or more of these risks, trends, uncertainties, or facts materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by the forward-looking statements contained herein. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. For a detailed discussion of risks, trends and uncertainties facing AMC, see the section entitled “Risk Factors” in AMC’s Form 10-K for the year ended December 31, 2021 and Form 10-Q for the quarter ended September 30, 2022 filed with the SEC, and the risks, trends and uncertainties identified in its other public filings. AMC does not intend, and undertakes no duty, to update any information contained herein to reflect future events or circumstances, except as required by applicable law.

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